NORTHEAST ROUNDWOOD SUPPLY AGREEMENT


     This Agreement is made as of the 30th day of October, 1997 between JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY, a Massachusetts Corporation ("Hancock"), and CROWN PAPER Co., a Virginia corporation ("Crown").

                                    Recitals

     A. As of the date hereof, Hancock acquired certain real property interests in timberlands from Crown Paper Co. pursuant to a Timberland Acquisition Agreement (the "Purchase Agreement") dated as of October 21st, 1997 by and between Crown and Hancock.

     B. The timberlands acquired by Hancock in the State of New Hampshire are described on Exhibit A hereto (the "Timberlands").

     C. Crown owns a pulp mill located at Berlin, New Hampshire (the "Berlin Mill").

     D. The New Hampshire Timberlands constitute a material source of roundwood supply for the Berlin Mill and the parties hereto intend to utilize this Agreement to continue a long term relationship with respect thereto.

     E. The Purchase Agreement provides for an agreement embodying substantially the terms hereof.

     Now, THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound, the parties agree as follows:

1.   Quantities of Hardwood Pulpwood to be Supplied.

     (a) During the period commencing on the date hereof and ending on Dec 1, 1997 (the "Initial Period") and during each six month period thereafter




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     commencing on December 1 or June 1 (the Initial Period and each such six month period being a "Six-Month Period"), until the supply obligations under this Section of this Agreement are terminated in accordance with the provisions of Section 6, Hancock shall supply to Crown at the Berlin Mill from any timberland owned by Hancock at such time, and Crown shall purchase from Hancock, the quantity of Hardwood Pulpwood set forth in Exhibit B. The quantities of Hardwood Pulpwood to be delivered during the Initial Period shall be prorated based upon the actual number of days within the Initial Period in relation to a 365-day year.

     (b) Hancock shall deliver such Hardwood Pulpwood so that the total quantity of Hardwood Pulpwood to be purchased by Crown and supplied by Hancock in each Six-Month Period shall be delivered substantially in accordance with Exhibit B.

     (c) The quantity of Hardwood Pulpwood to be supplied hereunder shall be purchased according to the specifications and the scaling rules set forth in Exhibit C hereto in accordance with the usual business practice of the timber industry in the State of New Hampshire.

2.   Prices.

     (a) The price at which Hardwood Pulpwood supplied hereunder is to be purchased by Crown shall be established by the parties hereto for each Six-Month Period during the term of this Agreement. Crown shall make payment no later than Friday for Hardwood Pulpwood delivered during the previous week (Monday through Sunday).

     (b) The prices for the Hardwood Pulpwood for each Six-Month Period shall be market price in the vicinity. The parties shall use their best efforts to agree on such market prices for each Six-Month Period at least 15 days prior to the beginning of each such period, but if the parties are unable to do so by such time, then neither party shall have any obligation to supply or purchase Hardwood Pulpwood pursuant to this Agreement for such Six-Month Period. Hancock shall have available for sale to Crown at the beginning of each such Six-Month Period sufficient quantities of Hardwood Pulpwood to satisfy the volumes provided for in Exhibit B.

     (c) The price for Hardwood Pulpwood supplied hereunder shall be f.o.b. the Berlin Mill or other point of delivery designated by Crown and shall be determined on the basis of green tons of delivered wood.

     (d) In addition to the payment provided for in paragraph 2(a), Crown shall pay to Hancock, within 30 days after the end of each Six-Month Period, a performance premium of four percent (4%) of the agreed price of the Products delivered to the Berlin Mill during such Six-Month Period, provided Hancock has delivered no less




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                                        3

     than 95% of the volume specified in Exhibit B for such Product during such period and provided such premium shall be paid on not less than 95% of such volume and on not more than 110% of such volume.

     (e) If Crown shall fail to make a payment for Hardwood Pulpwood delivered by Hancock to Crown hereunder when due, and such failure shall continue for fifteen (15) days after Crown receives written notice of such failure, then until such payment has been made (i) such unpaid amount shall bear interest from the original due date of such payment at one percent over the prime rate of Citibank, N.A. (New York City) in effect from time to time and (ii) Hancock shall be under no obligation to make further Hardwood Pulpwood deliveries hereunder until such delinquent payment is made.

3.   Deliveries.

     Title to the Hardwood Pulpwood shall pass to Crown at the point of delivery and the risk of loss or damage shall be borne by Hancock until delivery.

4.   Force Majeure.

     Hancock and Crown shall not be liable to each other for any failure or delay in delivery or acceptance of delivery of Hardwood Pulpwood where such failure or delay is due to circumstances beyond that party's control, including, without limitation, extraordinary weather conditions, fires, labor disputes, acts of God and acts of any governmental body or, as to Crown, in the event Crown, with at least 90 days notice to Hancock, substantially curtails operations at the Berlin Mill (collectively referred to herein as a "force Majeure Event"), nor shall any such failure or delay give either party the right to terminate this Agreement except as provided in Section 6. Each party shall use its best efforts to minimize the duration and consequences of any failure or delay in delivery or acceptance of delivery resulting from a Force Majeure Event and shall give the other party immediate notice of the occurrence of a Force Majeure Event and of the time when the party affected by such Force Majeure Event is no longer affected thereby. Notwithstanding the foregoing, if, as a result of a Force Majeure Event pursuant to which a delay in Hancock's performance is excused hereunder, or for any other reason deliveries from Hancock are reduced to the extent that Crown cannot maintain its scheduled production level at the Berlin Mill, Crown shall thereafter have the right to obtain the Hardwood Pulpwood, or substitutes therefor (in either case, "Substitute Hardwood Pulpwood"), from sources other than Hancock until such time as Hancock is again able to commence delivery of Hardwood Pulpwood to Crown hereunder. After Hancock gives notice to Crown that it is again able to commence delivery of Hardwood Pulpwood to Crown hereunder, Crown will notify Hancock of any commitments for Substitute Hardwood Pulpwood that Crown has





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                                        4

     entered into and Crown shall not be required to again accept delivery from Hancock until it has accepted delivery of all Substitute Hardwood Pulpwood contracted by Crown, provided that no such contract shall be entered into for a term longer than three months without the consent of Hancock, which consent shall not be unreasonably withheld, and Crown's obligation to take Hardwood Pulpwood hereunder (and Hancock's obligation to deliver such) shall be reduced, at Crown's election, by the quantity of all such Substitute Hardwood Pulpwood. Notwithstanding the foregoing, if as a result of a Force Majeure Event Crown cannot accept the quantity of Hardwood Pulpwood determined hereunder, Crown shall promptly notify Hancock of the same, and Hancock shall thereafter have the right to contract for the sale of any such Hardwood Pulpwood Crown is unable to accept. After Crown gives notice to Hancock that it is again able to accept delivery of Hardwood Pulpwood to Crown hereunder, Hancock will notify Crown of any commitments for the sale of Hardwood Pulpwood that Hancock has entered into and Hancock shall not be required to again deliver Hardwood Pulpwood to Crown until it has delivered all Hardwood Pulpwood contracted by Hancock, provided that no such contract shall be entered into for a term longer than three months without the consent of Crown, which consent shall not be unreasonably withheld, and Hancock's obligation to deliver Hardwood Pulpwood hereunder (and Crown's obligation to accept such Hardwood Pulpwood) shall be reduced, at Hancock's election, by the quantity of all such Hardwood Pulpwood.

5.   Confidentiality.

     (a) It is recognized that both parties may disclose to each other certain information regarding the subject of this Agreement which they consider to be private and confidential, the disclosure of which could prove injurious to either party. Therefore, the parties agree to use such information solely for the use, sale and pricing of the Hardwood Pulpwood, and to use their best efforts to prevent the disclosure of such information (other than information which is a matter of public knowledge or which has been filed as public information with any governmental authority) to third parties without the prior written consent of the affected party, unless such disclosure is required by law.

     (b) Notwithstanding the provisions of paragraph 5(a), either party may make any such disclosure necessary in connection with a legal action to enforce its rights hereunder and, in the event there is a material breach by Hancock of its obligations pursuant to Section 7, Crown may disclose to any third party purchaser of Timberlands involved in such breach the terms of
     Section 7 as they relate to such Timberlands.


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6.   Termination of Supply Obligations.

     (a) Although it is the intent of the parties that this Agreement shall result in a long term, mutually beneficial supply relationship, the wood supply obligations pursuant to Section 1 of this Agreement may be terminated by either party, at its option exercisable by written notice to the other party, but only under any one of the following circumstances:

          (i) As of November 1st, 2009 (the "Initial Termination Date") or as of any November 1st thereafter which is a multiple of three years after the Initial Termination Date, provided (A) such notice is given not less than three years prior to such termination date, and (B) such notice is accompanied by a certificate of an officer of the party providing such notice to the effect that the notice is being given due to a change in management practices of the terminating party such that, if Hancock is the terminating party, the Hardwood Pulpwood is no longer available and, if Crown is the terminating party, the Hardwood Pulpwood can no longer be utilized at the Berlin mill; or

          (ii) Through no default by either party, no Hardwood Pulpwood has been delivered pursuant to the terms of this Agreement during the initial twelve year term or any subsequent three year term; or

          (iii) By either party if the other party shall default in the performance of any of its agreements or obligations herein, and such default continues unremedied for a period of sixty (60) days after written notice from the non-defaulting party; or

          (iv) In the event Crown sells the Berlin Mill, then by either party, as to the supply obligations associated as provided in Exhibit B, (A) on 30 days prior written notice if such supply obligations were not assigned to the purchaser of such mill or (B) upon one year's prior written notice effective as of any November 1st following such sale if such supply obligations were assigned to the purchaser of such mill.

     (b) Any such termination of the supply obligations shall not constitute a waiver by either party of its rights to any damages or other remedies for any breach of this Agreement by the other party.

7.   Transfer of Timberlands.

     (a) Transfer. In the event Hancock desires to sell, assign or otherwise transfer all or any part of the Timberlands, other than Exempt Property as described below,


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     transfers shall be made subject to this Agreement and Hancock shall submit to Crown for its approval, not to be unreasonably withheld or delayed, a proposal for equitable allocation of Hancock's obligations to provide the Hardwood Pulpwood volumes set forth in Exhibit B for each Annual Period of the remaining term of this Agreement to which property transferred shall be subject, with the overall objective of ensuring that such volumes are provided to Crown during the term of this Agreement and taking into consideration the following factors for determining such reduction: (i) species and product mix; (ii) site index (productivity); and (iii) time remaining under this Agreement. Cutting contracts, easements (including conservation easements), mineral leases and recreational leases shall not be considered a sale or transfer for purposes of this section.

     (b) Exempt Property. Notwithstanding anything to the contrary set forth above, the sale of any Timberlands shall be exempt from the obligations of this Wood Supply Agreement herein; provided (A) the aggregate of all such exempt property ("Exempt Property") shall not exceed 4,650 acres, and (B) until such 4,650 acre limit has been reached, any parcel containing 500 acres or less which is sold or otherwise transferred shall be deemed Exempt Property. The transfer of any Exempt Property pursuant to the provisions of this subsection (a) shall relieve the Exempt Property from the obligations under this Agreement, but shall not relieve Hancock of its obligations under this Agreement including the obligations to make available to Crown the Hardwood Pulpwood volumes in Exhibit B.

8.   Representations and Covenants.

     (a) Hancock hereby covenants and agrees that:

          (i) it shall give Crown no less than 30 days prior notice of any transfer of any of the Timberlands or any other transaction related thereto which would have any effect on Hancock's obligations under this Agreement; and

          (ii) it has the right, power and authority to grant the rights hereby purported to be granted Crown.

     (b) Crown represents and warrants that it has the right, power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

9.   Relationship of Parties.

     In all matters relating to this Agreement, both parties shall be acting solely as independent contractors and shall be solely responsible for the acts of their employees; and employees of one party shall not be considered employees of the


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                                        7

     other party. Neither party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other party.

10.  SFI.

     Hancock agrees to manage the Timberlands in accordance with the Sustainable Forestry Initiative of the American Forest and Paper Association ("SF1"). This commitment will last until the first occurrence of either one of the following two scenarios: (1) the SF1 program is no longer a viable, ongoing program, or (2) the Wood Supply Agreement between Crown and Hancock is no longer in effect.

11.  Compliance with Law.

     Each party agrees to comply with all applicable laws, statutes, ordinances and governmental rules and regulations applicable to the conduct of its business.

12.  Waiver.

     No waiver shall be deemed to be made by either party of any of its rights hereunder unless the same shall be in writing, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligation of the other party in any other respect at any other time.

13.  Assignment.

     (a) Either party may assign this Agreement to any corporation which controls, is controlled by or is under common control with such party, formed by consolidation of such party with another corporation or corporations, or into which such party shall be merged, or to which substantially all the property of such party shall be conveyed or transferred as an entirety (the "Successor Corporation"), or to a trustee under any deed of trust mortgaging or pledging all, or substantially all, of such party's plants and real property. Upon any such transfer, all the terms and provisions of this Agreement binding upon, or inuring to the benefit of, the assigning party shall be binding upon, and inure to the benefit of, its successor or assign, whether so expressed or not, provided, however, in any such case the assignee shall assume in writing the obligations of the assigning party and the assigning party shall remain primarily liable hereunder. Except as above provided, this Agreement shall not be assignable or transferable by either party without the consent of the other party.

     (b) In the event Crown sells the Berlin Mill, Crown may assign to any such purchaser its supply rights under this Agreement as provided in Exhibit B, and, in


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                                        8

     such event, such assignment shall also be deemed a delegation and assumption by such purchaser of all Crown's duties and obligations hereunder related to such supply rights, and upon the assumption in writing by such purchaser of all Crown's duties and obligations hereunder, Crown shall be released from all future obligations hereunder with respect to such supply rights and Hancock shall thereafter look only to such assignee for performance under this Agreement with respect to such rights.

14.  Separability.

     If any provision of this Agreement is held to be invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect.

15.  Notices.

     Any notices which may be required or are appropriate hereunder shall be in writing or by electronic means producing a written record (facsimile machine, telex, telecopier or telegraph), personally delivered or mailed by Registered or Certified United States Mail or reputable overnight courier, postage prepaid, return receipt requested, effective on personal delivery, one day after mailing if by reputable overnight courier or three days after mailing if by United States mail:

                  To Crown at the following address:

                                             Mr. A. Bradford Wyman
                                             Crown Vantage, Inc.
                                             650 Main Street
                                             Berlin, NH 03570
                                             Telephone: (603) 342-2500
                                             Facsimile: (603) 342-2301

                  Copy to:                   Chris McLain, Esq.
                                             Crown Vantage, Inc.
                                             300 Lakeside Drive, Room 1451
                                             Oakland, CA 94612-3592
                                             Telephone: (510) 874-3869
                                             Facsimile: (510) 874-3939




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                                        9

                  To Hancock at the following address:

                                     Hancock Timber Resource Group
                                     99 High Street, 26th Floor
                                     Boston, Massachusetts 02117
                                     Attn:   Mr. Bruce McKnight
                                     Telephone: (617) 747-1502

                  Copy to:           Robert H. Golden, Esq.
                                     John Hancock Mutual Life Insurance Company
                                     Trinity Place - Home Office Receiving
                                     Mortgage and Real Estate Law, T-50
                                     Boston, Massachusetts 02117
                                     Facsimile: (617) 572-9268

                  Copy to:           Mr. Henry L. Whittemore
                                     Hancock Timber Resource Group
                                     77 Water Street
                                     Hallowell, ME 04347
                                     Telephone: (207) 621 -4020

                  Copy to:           Mr. Thomas J. Colgan
                                     Wagner Forest Management, Ltd.
                                     P.0. Box 160
                                     150 Orford Road
                                     Lyme, New Hampshire 03768
                                     Telephone: (603) 795-2002

                  Copy to:           Karen Huber, Esq.
                                     Eaton, Peabody, Bradford & Veague
                                     144 Exchange Street, Fleet Center
                                     Bangor, Maine 04402
                                     Telephone: (207) 947-0111

16.  Headings.

     The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

17.  Counterparts.

     This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.


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                                       10

18.  Governing Law.

     This Agreement shall be construed and enforced in accordance with the laws of the State of New Hampshire, without regard to the principles of conflict of law thereof.

19.  Nonrecordation.

     Neither this Agreement nor a memorandum of the terms hereof shall be recorded in the land records of any jurisdiction where any of the Timberlands are located except in connection with a lawsuit filed by Crown as a result of a breach by Hancock of its obligations.

     IN WITNESS WHEREOF, the parties hereto each have caused this Agreement to be duly executed as of the date first above written

WITNESSED BY:                          JOHN HANCOCK MUTUAL LIFE
                                       INSURANCE COMPANY

                                       By: Hancock Natural Resources Group, Inc.
                                       its Investment Manager, duly authorized


/s/ R. Carl Anderson                   By: /s/ John P. Lollis
- ------------------------------             ------------------------------------
                                       Name  John P. Lollis
                                       Its: Account Manager,
                                       Duly Authorized
                                       [Execute in Black Ink]

WITNESSED BY:                          CROWN PAPER CO.

/s/ R. Carl Anderson                   By: /s/ Christopher M. McLain
- ------------------------------             ------------------------------------
                                       Name: Christopher M. McLain
                                       Its: Senior Vice President
                                       Duly Authorized
                                       [Execute in Black Ink]


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STATE OF NEW HAMPSHIRE
COUNTY OF MERRIMACK

     The foregoing was acknowledged before me this 30th day of October, 1997, by John P. Lollis, as Account Manager of and duly authorized to act on behalf of Hancock Natural Resources Group, Inc., a Massachusetts corporation and Investment Manager of John Hancock Mutual Life Insurance Company, a Massachusetts corporation, on behalf of the corporation.

[EXECUTE IN BLACK INK]                      /s/ R. Carl Anderson
                                            -----------------------------------
                                            Notary Public
                                            Name:   R. Carl Anderson
                                                    [Print or Type Name]
                                            My Commission expires:  3/23/99
                                            [AFFIX SEAL]


STATE OF NEW HAMPSHIRE
COUNTY OF

     The foregoing instrument was acknowledged before me this 30th day of October, 1997, by Christopher M. McLain, Senior Vice President of Crown Paper Co., a Virginia corporation, on behalf of the corporation.

[EXECUTE IN BLACK INK]                      /s/ R. Carl Anderson
                                            -----------------------------------
                                            Notary Public
                                            Name:   R. Carl Anderson
                                                    [Print or Type Name]
                                            My Commission expires:  3/23/99
                                            [AFFIX SEAL]